SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

                           Filed by the Registrant / /
                 Filed by a Party other than the Registrant /X/
                           Check the appropriate box:
                         / / Preliminary Proxy Statement
     / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
                                  14A-6(E)(2))
                         / / Definitive Proxy Statement
                       / / Definitive Additional Materials
                 /X/ Soliciting Material Pursuant to Rule 14a-12

                           ART TECHNOLOGY GROUP, INC.


                (Name of Registrant as Specified In Its Charter)

Mitchell Wright Technology Group, LLC, SSH Partners I, LP, Mitchell-Wright, LLC, Arcadia Partners, L.P., Arcadia Capital Management, LLC, James Dennedy and Richard Rofe

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11 (1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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



Attached as Exhibit 1 is a letter sent by Mitchell-Wright Technology Group, LLC to certain shareholders of Art Technology Group, Inc. on October 6, 2004.

Exhibit 1

                      MITCHELL-WRIGHT TECHNOLOGY GROUP, LLC
                         8060 MONTGOMERY ROAD, SUITE 205
                              CINCINNATI, OH 45236


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AN IMPORTANT MESSAGE FOR ART TECHNOLOGY GROUP, INC. SHAREHOLDERS:

o DO NOT BE MISLED BY MANAGEMENT'S EFFORTS IN SUPPORT OF THE ACQUISITION OF PRIMUS KNOWLEDGE SOLUTIONS

o THE REAL ISSUE AT THE UPCOMING SPECIAL MEETING IS WHETHER THE PROPOSED ACQUISITION WILL HARM THE VALUE OF SHAREHOLDERS' INVESTMENTS IN ATG

o    DO NOT RETURN ATG'S WHITE PROXY CARD FOR ANY REASON

o WAIT UNTIL YOU HAVE RECEIVED OUR PROXY STATEMENT AND BLUE PROXY CARD BEFORE MAKING ANY VOTING DECISIONS


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October 6, 2004

Dear Shareholders:

We think the proposed merger of Art Technology Group, Inc. ("ATG") with Primus Knowledge Solutions, Inc. ("Primus") harms ATG and erodes shareholder value. ATG does not need this merger: it does not significantly improve the Company's strategic position in the industry, and the Company can be financially stronger without it. The Board, for far too long, has allowed the Company to operate at a loss. This has led to a deterioration of the balance sheet and to the value of your stock. Management's plan for the proposed merger with Primus will likely cause further erosion of the balance sheet and shareholder value.

The Board has recommended a merger with a deeply troubled partner. The Board is asking the shareholders of ATG to rescue Primus at the risk of further damage to our Company. As a result, we have concluded that ATG is stronger without the proposed merger. Under the Board's plan for the merger, we may very likely find ourselves in a Primus-like situation twelve months from today. We urge you to consider the performance of the Company and your share price under the Board's leadership and ask yourself whether the Board is capable of managing a more complex post-merger company any better.

Vote AGAINST the merger agreement. Tell the Board that you want it to guide the Company to profitable operations, enhance the balance sheet and retain control of our strategic alternatives. With profitable operations and growing cash balances our share price will improve and the Company's customers will gain confidence in buying their eCommerce solutions from ATG. A stronger, profitable company will better position ATG to make selected acquisitions, run independently, invest in its products, or potentially look for a strategic buyer.

With these better options available to it, the Company has a greater likelihood of enhancing shareholder value with lower operating and financial risk by not merging with Primus. For these reasons we will vote AGAINST the merger with Primus, and we urge you to vote AGAINST the merger as well.

We will soon be mailing you our proxy materials that will contain detailed information about our reasons for opposing the merger. UNTIL YOU RECEIVE THAT INFORMATION, WE URGE YOU NOT TO RETURN ANY PROXY CARD SENT TO YOU BY ATG'S BOARD AND MANAGEMENT.

If you have any questions, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free, at 1-888-750-5834 (banks and brokers may call collect at (212) 750-5833).

Thank you for taking the time to review our proposal and for your continued support of Art Technology Group, Inc.

Very Respectfully,

/s/ James H. Dennedy
James H. Dennedy
Managing Partner
Mitchell-Wright Technology Group, LLC


MITCHELL-WRIGHT TECHNOLOGY GROUP, LLC, MITCHELL-WRIGHT, LLC, SSH PARTNERS I, LP, ARCADIA PARTNERS, L.P., ARCADIA CAPITAL MANAGEMENT, LLC, JAMES DENNEDY AND RICHARD ROFE ARE PARTICIPANTS IN A SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF ART TECHNOLOGY GROUP, INC. FOR USE FOR USE AT ITS SPECIAL MEETING SCHEDULED TO BE HELD ON OCTOBER 22, 2004. INFORMATION RELATING TO THESE PARTICIPANTS AND CERTAIN OTHER PERSONS WHO MAY ALSO BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES IS CONTAINED IN THEIR PRELIMINARY PROXY STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 2004. A COPY OF THAT PRELIMINARY PROXY STATEMENT IS CURRENTLY AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.

SHAREHOLDERS OF ART TECHNOLOGY GROUP, INC. ARE ADVISED TO READ THE PROXY STATEMENT AND THE OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY MITCHELL-WRIGHT TECHNOLOGY GROUP, LLC AND THE OTHER PARTICIPANTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE. IN ADDITION, YOU MAY ALSO OBTAIN A FREE COPY OF THE DEFINITIVE PROXY STATEMENT WHEN IT IS AVAILABLE BY CONTACTING INNISFREE M&A INCORPORATED TOLL FREE AT (888) 750-5834 (BANKS AND BROKERS CALL COLLECT AT
(212) 750-5833).



                                  END OF FILING